EXHIBIT 99.a

News Release

For Release on August 9, 2004

Laredo Investment Corp Announces name change and new symbol following reverse 30:1 stock split.

Las Vegas, Nevada - August 9, 2004 - Laredo Investment Corp (LRDI) has changed its' company name to GFR Pharmaceuticals Inc., and has a new trading symbol (GFRP) effective today. This name change was made to better reflect the relationship with its subsidiaries GFR Pharma and GFR Health and to take advantage of the strength those names have in the market place.

The name change follows a reverse split of the issued and outstanding share of common stock on a thirty for one basis, effective today. This reverse split was approved by stockholders holding a majority of the voting common stock.

The stock split is meant to decrease the number of shares currently issued in order to increase the stock price and attractiveness of GFR Pharmaceuticals Inc. to future potential stockholders. Each outstanding share of common stock will automatically convert into 1/30th of a share of common stock, respectively, thereby reducing the number of shares of common stock outstanding from approximately 32,398,460 to approximately 1,079,947.

About GFR Pharma Ltd. & GFR Health Ltd.:

GFR Pharma Ltd. is a full service, private label, cGMP manufacturing facility specializing in the production of OTC products as well as natural source nutritional, herbal and sports nutrition products. They manufacture tablets, capsules and powders and provide formulation, blending, packaging, product testing, technical support, market research, label design and regulatory information.

GFR Health Ltd. is a wholesale division which researches, develops and markets the trademarked Nutraceutical health products WheyProtein, ReCleanse (R) and LeanFit(TM).

For further information contact

Mr. Richard Pierce

Phone: 604-460-8440

Toll Free: 877-560-8440

Certain of these statements contained in this press release may be deemed forward-looking statements. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements and matters are the risks and other factors detailed, from time to time, in the Company's reports with the Securities Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K and its quarterly reports on Form 10-Q.

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